Exhibit 99.1
Contact: Adam Smith
Vice President, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Fourth Quarter 2021		Full Year 2021
●	Total revenue increased 15.2% to $2,445 million	●	Total revenue increased 16.4% to $9,357 million
●	Property revenue increased 13.3% to $2,378 million	●	Property revenue increased 14.5% to $9,110 million
●	Net income increased 22.0% to $441 million	●	Net income increased 51.8% to $2,568 million
●	Adjusted EBITDA increased 10.2% to $1,515 million	●	Adjusted EBITDA increased 16.0% to $5,983 million
●	Consolidated AFFO increased 6.5% to $996 million	●	Consolidated AFFO increased 15.4% to $4,373 million
Boston, Massachusetts – February 24, 2022: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter and the full year ended December 31, 2021.
Tom Bartlett, American Tower’s Chief Executive Officer, stated, “We drove another year of strong performance in 2021, including double-digit AFFO per Share growth, record new site construction activity and the closing of key acquisitions that we believe will enhance our future growth as digital transformation accelerates. Concurrently, we grew our common stock dividend, prudently managed our balance sheet and diversified our sources of capital in Europe with multiple high-quality strategic partners.
In 2022, we expect to again drive solid growth across our comprehensive global portfolio while working diligently to position American Tower to fully leverage the exciting emerging technological trends we are seeing across the wireless ecosystem. As we help deliver critical connectivity to billions of people around the world, we remain focused on producing attractive total long-term stockholder returns, further enhancing our sustainability initiatives and making a positive difference in our communities.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter and the full year ended December 31, 2021 (all comparative information is presented against the quarter and the full year ended December 31, 2020).

($ in millions, except per share amounts.)	Q4 2021	Growth Rate	FY 2021	Growth Rate
Total revenue	$2,445	15.2%	$9,357	16.4%
Total property revenue	$2,378	13.3%	$9,110	14.5%
Total Tenant Billings Growth	$187	11.7%	$712	11.3%
Organic Tenant Billings Growth	$27	1.7%	$241	3.8%
Property Gross Margin	$1,673	8.8%	$6,524	13.2%
Property Gross Margin %	70.3%		71.6%
Net income(1)	$441	22.0%	$2,568	51.8%
Net income attributable to AMT common stockholders(1)	$453	24.2%	$2,568	51.9%
Net income attributable to AMT common stockholders per diluted share(1)	$0.99	20.7%	$5.66	49.3%
Adjusted EBITDA	$1,515	10.2%	$5,983	16.0%
Adjusted EBITDA Margin %	62.0%		63.9%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders	$1,105	15.6%	$4,753	35.4%
Consolidated AFFO	$996	6.5%	$4,373	15.4%
Consolidated AFFO per Share	$2.18	3.8%	$9.65	13.7%
AFFO attributable to AMT common stockholders	$958	3.8%	$4,277	13.6%
AFFO attributable to AMT common stockholders per Share	$2.10	1.4%	$9.43	11.7%

Cash provided by operating activities(2)	$679	(40.0)%	$4,820	24.2%
Less: total cash capital expenditures(3)	$467	24.7%	$1,408	31.4%
Free Cash Flow(2)	$212	(72.0)%	$3,412	21.4%
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(1)Q4 2021 and FY 2021 growth rates positively impacted by approximately $136 million and $558 million, respectively, of foreign currency gains in the current period as compared to foreign currency losses of approximately $64 million and $216 million, respectively, in the prior-year periods.
(2)FY 2021 reflects benefits of a non-recurring advance payment received from a customer in Q3 2021 for payments due through Q4 2022. Cash from operations through the end of 2022 is expected to be proportionately negatively impacted as a result of this advance payment.
(3)Q4 2021 and FY 2021 cash capital expenditures include $11.6 million and $40.6 million, respectively, of finance lease and perpetual land easement payments reported in cash flows from financing activities in the condensed consolidated statements of cash flows.

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” below.
CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter and the full year ended December 31, 2021, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q4 2021(1)	FY 2021
Distributions per share	$1.39	$5.21
Aggregate amount (in millions)	$634	$2,359
Year-over-year per share growth	14.9%	15.0%
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(1)    The distribution declared on December 15, 2021 was paid in the first quarter of 2022 to stockholders of record as of the close of business on December 27, 2021.

Capital Expenditures – During the fourth quarter of 2021, total capital expenditures were approximately $467 million, of which $81 million was for non-discretionary capital improvements and corporate capital expenditures. For the full year 2021, total capital expenditures were approximately $1.4 billion, of which $178 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions – During the fourth quarter of 2021, the Company spent approximately $0.4 billion to acquire two data centers as part of the DataSite, Inc. (“DataSite”) acquisition, along with nearly 700 communications sites, primarily in international markets. Also during the fourth quarter of 2021, the Company acquired over 20 data center facilities and related assets in eight United States markets, as part of the Company’s previously announced acquisition of CoreSite Realty Corporation (“CoreSite,” and the acquisition, the “CoreSite Acquisition”), for total consideration of $10.4 billion, including the assumption and repayment of CoreSite’s existing debt. For the full year 2021, the Company spent approximately $20.8 billion to acquire nearly 33,000 communications sites and other communications infrastructure, including data center facilities, globally.
Other Events – During the fourth quarter of 2021, the Company redeemed 100% of Macquarie SBI Infrastructure Investments Pte Limited’s and SBI Macquarie Infrastructure Trust’s holdings in ATC Telecom Infrastructure Private Limited (“ATC TIPL”), for total consideration of 12.9 billion Indian Rupees (approximately $173.2 million at the date of redemption). As a result of the redemption, the Company now holds a 100% ownership interest in ATC TIPL.

LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended December 31, 2021, the Company’s Net Leverage Ratio was 6.8x net debt (total debt less cash and cash equivalents) to fourth quarter 2021 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio ($ in millions, totals may not add due to rounding)	As of December 31, 2021
Total debt	$43,254
Less: Cash and cash equivalents	1,950
Net Debt	41,304
Divided By: Fourth quarter annualized Adjusted EBITDA(1)	6,061
Net Leverage Ratio	6.8x
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(1)Q4 2021 Adjusted EBITDA multiplied by four.

Liquidity and Financing Activities – As of December 31, 2021, the Company had approximately $6.1 billion of total liquidity, consisting of approximately $1.9 billion in cash and cash equivalents plus the ability to borrow an aggregate of approximately $4.2 billion under its revolving credit facilities, net of any outstanding letters of credit.
On October 5, 2021, the Company issued an aggregate of €1.0 billion (approximately $1.2 billion at the date of issuance) in Euro-denominated senior unsecured notes. The net proceeds were used to repay existing Euro-denominated indebtedness, including the full repayment of the remaining amounts outstanding under the Company’s 364-day Euro-denominated delayed draw term loan.
On October 18, 2021, the Company completed the redemption of all of its outstanding 4.70% senior unsecured notes due 2022, for an aggregate redemption price of approximately $715.1 million, including $3.0 million in accrued and unpaid interest.
On December 8, 2021, the Company amended and restated the agreements for (i) its senior unsecured multicurrency revolving credit facility (as amended and restated, the “2021 Multicurrency Credit Facility”), (ii) its senior unsecured revolving credit facility (as amended and restated, the “2021 Credit Facility”) and its unsecured term loan (as amended and restated, the “2021 Term Loan”). The amendments, among other things, extended the maturity dates and increased the commitments under the 2021 Multicurrency Credit Facility, the 2021 Credit Facility and the 2021 Term Loan to $6.0 billion, $4.0 billion and $1.0 billion, respectively, of which the Company borrowed an aggregate of $5.1 billion under these facilities during the fourth quarter of 2021 to fund the CoreSite Acquisition.

In addition, on December 8, 2021, the Company entered into a $3.0 billion 364-day unsecured term loan and a $1.5 billion two-year unsecured term loan. The Company borrowed an aggregate of $4.5 billion under these term loans during the fourth quarter of 2021 to fund the CoreSite Acquisition.
Subsequent to the end of 2021, on January 7, 2022, the Company repaid all outstanding amounts, plus accrued and unpaid interest for the remaining debt assumed in connection with the CoreSite Acquisition for an aggregate redemption price of approximately $962.9 million, including $80.1 million of prepayment consideration and $7.8 million in accrued and unpaid interest. The repayment of the CoreSite Debt was funded with borrowings under the 2021 Multicurrency Credit Facility and cash on hand.
Additionally, on January 14, 2022, the Company repaid all of its outstanding 2.250% senior unsecured notes due 2022 using borrowings from the 2021 Credit Facility.

FULL YEAR 2022 OUTLOOK
The following full year 2022 estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of February 24, 2022. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
As of February 24, 2022, based on currently available information, the Company does not anticipate significant impacts to its underlying operating results in 2022 as a result of the coronavirus (“COVID-19”) pandemic. This is subject to change depending on future developments, which are highly uncertain and cannot be predicted at this time. Additional information pertaining to the impact of COVID-19 on the Company will be provided in our upcoming Form 10-K for the twelve months ended December 31, 2021.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for February 24, 2022 through December 31, 2022: (a) 121 Argentinean Pesos; (b) 1.40 Australian Dollars; (c) 87.40 Bangladeshi Taka; (d) 5.55 Brazilian Reais; (e) 1.26 Canadian Dollars; (f) 815 Chilean Pesos; (g) 3,980 Colombian Pesos; (h) 0.89 Euros; (i) 6.20 Ghanaian Cedis; (j) 74.80 Indian Rupees; (k) 113 Kenyan Shillings; (l) 21.00 Mexican Pesos; (m) 415 Nigerian Naira; (n) 7,000 Paraguayan Guarani; (o) 3.90 Peruvian Soles; (p) 51.30 Philippine Pesos; (q) 4.10 Polish Zloty; (r) 15.80 South African Rand; (s) 3,600 Ugandan Shillings; and (t) 580 West African CFA Francs.
The Company’s outlook reflects estimated unfavorable impacts of foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO of approximately $125 million, $70 million and $55 million, respectively, relative to the Company’s 2021 results. The impact of foreign currency exchange rate fluctuations on net income metrics is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
Additional information pertaining to the impact of foreign currency and London Interbank Offered Rate (“LIBOR”) fluctuations on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2022 Outlook ($ in millions)	Full Year 2022			Midpoint Growth Rates vs. Prior Year
Total property revenue(1)	$10,220	to	$10,400	13.2%
Net income(2)	2,020	to	2,130	(19.2)%
Net income attributable to AMT common stockholders(2)	2,042	to	2,152	(18.3)%
Adjusted EBITDA	6,500	to	6,610	9.6%
Consolidated AFFO	4,700	to	4,810	8.7%
AFFO attributable to AMT common stockholders	4,535	to	4,645	7.3%
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(1)Includes U.S. & Canada segment property revenue of $4,895 million to $4,955 million, international property revenue of $4,590 million to $4,690 million and Data Centers segment property revenue of $735 million to $755 million, reflecting midpoint growth rates of 0.1%, 11.4%, and 3,108.9%, respectively. The U.S. & Canada growth rate includes an estimated negative impact of nearly 1% associated with a decrease in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of approximately 3% from the translational effects of foreign currency exchange rate fluctuations. International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments. Data Centers property revenue reflects revenue from the Company’s recently acquired CoreSite data center assets, along with revenue from its legacy owned data center facilities.
(2)Midpoint growth rates vs. prior year for net income and net income attributable to AMT common stockholders are negatively impacted by the foreign currency gain of $558 million in 2021.

2022 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. & Canada Property(2)	International Property(3)	Data Centers Property(4)	Total Property
International pass-through revenue	N/A	$1,454	N/A	$1,454
Straight-line revenue	398	25	16	439
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(1)For additional discussion regarding these components, please refer to “Revenue Components” below.
(2)U.S. & Canada property revenue includes revenue from all assets in the United States and Canada, other than data center facilities and related assets.
(3)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.
(4)Data Centers property revenue reflects revenue from the Company’s recently acquired CoreSite data center assets, along with revenue from its legacy owned data center facilities.

2022 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. & Canada Property	International Property(2)	Total Property
Organic Tenant Billings	~1%	~6%	~3%
New Site Tenant Billings	>0%	~10%	~3-4%
Total Tenant Billings Growth	>1%	~16%	~6-7%
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(1)For additional discussion regarding the component growth rates, please refer to “Revenue Components” below. Tenant Billings Growth is not applicable to the Data Centers segment. For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(2)International property revenue reflects the Company’s Africa, Asia-Pacific, Europe and Latin America segments.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2022
Discretionary capital projects(1)	$820	to	$850
Ground lease purchases	230	to	250
Start-up capital projects	280	to	300
Redevelopment	500	to	520
Capital improvement	165	to	175
Corporate	5	—	5
Total	$2,000	to	$2,100
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(1)Includes the construction of 6,000 to 7,000 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2022
Net income	$2,020	to	$2,130
Interest expense	1,090	to	1,070
Depreciation, amortization and accretion	2,980	to	3,000
Income tax provision	170	to	180
Stock-based compensation expense	170	—	170
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	70	to	60
Adjusted EBITDA	$6,500	to	$6,610

Reconciliation of Outlook for Consolidated AFFO and AFFO attributable to AMT common stockholders to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2022
Net income	$2,020	to	$2,130
Straight-line revenue	(439)	—	(439)
Straight-line expense	59	—	59
Depreciation, amortization and accretion	2,980	to	3,000
Stock-based compensation expense	170	—	170
Deferred portion of income tax	(98)	—	(98)
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and distributions to minority interests	178	to	168
Capital improvement capital expenditures	(165)	to	(175)
Corporate capital expenditures	(5)	—	(5)
Consolidated AFFO	$4,700	to	$4,810
Minority interest	$(165)	—	$(165)
AFFO attributable to AMT common stockholders	$4,535	to	$4,645

Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter and the full year ended December 31, 2021 and its outlook for 2022. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (877) 692-8955
International dial-in: (234) 720-6979
Passcode: 4902790
When available, a replay of the call can be accessed until 11:59 p.m. ET on March 10, 2022. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (866) 207-1041
International dial-in: (402) 970-0847
Passcode: 8858953
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 220,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.
Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt and Net Leverage Ratio. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.
These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.
Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial Measures may not be comparable to similarly titled measures used by other companies.
Revenue Components
In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.
Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing sites and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.
New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze the Company’s existing real estate portfolio growth as well as its development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.
Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.
International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.
Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.
Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on its real estate portfolio (i.e. does not have a renewal option or escalation as our tenant leases do), the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.
Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange rate fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.
Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as customer settlements, fiber solutions revenue and data centers revenue.
Non-GAAP and Defined Financial Measure Definitions
Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange rate fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.
Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.
New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.
Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.
Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.
Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.
Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.
Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax and other income tax adjustments, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of the Company’s property assets in those periods. In addition, it is a widely used performance measure across the telecommunications real estate sector.
Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given the minority interests in its European business.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.
AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.
Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on finance leases and perpetual land easements. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.
Net Debt: Total long-term debt, including current portion and finance lease liabilities, less cash and cash equivalents.
Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.
Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2022 outlook and other targets, foreign currency exchange rates, our expectations for the closing of signed acquisitions, our expectations for the financing of our acquisitions, including the CoreSite Acquisition, our expectations regarding the potential impacts of the Adjusted Gross Revenue court ruling in India and factors that could affect such expectations, our expectations regarding the impacts of COVID-19 and actions in response to the pandemic on our business and our operating results and factors that could affect such expectations and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) if our customers consolidate their operations, exit their businesses or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (3) a substantial portion of our revenue is derived from a small number of customers, and we are sensitive to adverse changes in the creditworthiness and financial strength of our customers; (4) increasing competition within our industry may materially and adversely affect our revenue; (5) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (6) failure to successfully and efficiently integrate and operate acquired data center facilities and related assets, including those acquired through the CoreSite Acquisition, into our operations may adversely affect our business, operations and financial condition; (7) new technologies or changes in our or a customer’s business model could make our communications infrastructure leasing business less desirable and result in decreasing revenues and operating results; (8) competition for assets could adversely affect our ability to achieve our return on investment criteria; (9) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (10) rising inflation may adversely affect us by increasing costs beyond what we can recover through price increases; (11) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (12) we may be adversely affected by changes in LIBOR reporting practices, the method in which LIBOR is determined or the use of alternative reference rates; (13) our business, and that of our customers, is subject to laws, regulations and administrative and judicial decisions, and changes thereto, that could restrict our ability to operate our business as we currently do or impact our competitive landscape; (14) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (15) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (16) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (17) we could have liability under environmental and occupational safety and health laws; (18) our towers, fiber networks, data centers or computer systems may be affected by natural disasters (including as a result of climate change) and other unforeseen events for which our insurance may not provide adequate coverage or result in increased insurance premiums; (19) if we, or third parties on which we rely, experience technology failures, including cybersecurity incidents or the loss of personally identifiable information, we may incur substantial costs and suffer other negative consequences, which may include reputational damage; (20) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (21) if we are unable to protect our rights to the land under our towers and buildings in which our data centers are located, it could adversely affect our business and operating results; and (22) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information that will be provided in Item 1A of our upcoming Form 10-K for the year ended December 31, 2021, under the caption “Risk Factors.” We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,949.9	$1,746.3
Restricted cash	393.4	115.1
Accounts receivable, net	728.9	511.6
Prepaid and other current assets	657.2	532.6
Total current assets	3,729.4	2,905.6
PROPERTY AND EQUIPMENT, net	19,784.0	12,808.7
GOODWILL	13,350.1	7,282.7
OTHER INTANGIBLE ASSETS, net	20,727.2	13,839.8
DEFERRED TAX ASSET	131.6	123.1
DEFERRED RENT ASSET	2,539.6	2,084.3
RIGHT-OF-USE ASSET	9,225.1	7,789.2
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	400.9	400.1
TOTAL	$69,887.9	$47,233.5
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$272.4	$139.1
Accrued expenses	1,412.8	1,043.7
Distributions payable	642.1	544.6
Accrued interest	254.7	207.8
Current portion of operating lease liability	712.6	539.9
Current portion of long-term obligations	4,568.7	789.8
Unearned revenue	1,204.0	390.6
Total current liabilities	9,067.3	3,655.5
LONG-TERM OBLIGATIONS	38,685.5	28,497.7
OPERATING LEASE LIABILITY	8,041.8	6,884.4
ASSET RETIREMENT OBLIGATIONS	2,003.0	1,571.3
DEFERRED TAX LIABILITY	1,830.9	859.5
OTHER NON-CURRENT LIABILITIES	1,189.8	984.6
Total liabilities	60,818.3	42,453.0
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	—	212.1
EQUITY:
Common stock	4.7	4.6
Additional paid-in capital	12,240.2	10,473.7
Distributions in excess of earnings	(1,142.4)	(1,343.0)
Accumulated other comprehensive loss	(4,738.9)	(3,759.4)
Treasury stock	(1,282.4)	(1,282.4)
Total American Tower Corporation equity	5,081.2	4,093.5
Noncontrolling interests	3,988.4	474.9
Total equity	9,069.6	4,568.4
TOTAL	$69,887.9	$47,233.5

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
REVENUES:
Property	$2,378.0	$2,099.6	$9,109.6	$7,953.6
Services	67.2	22.9	247.3	87.9
Total operating revenues	2,445.2	2,122.5	9,356.9	8,041.5
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property(1)	705.3	563.1	2,585.3	2,189.6
Services(1)	30.2	9.5	96.7	37.6
Depreciation, amortization and accretion	643.9	481.2	2,332.6	1,882.3
Selling, general, administrative and development expense(1)	215.9	196.3	811.6	778.7
Other operating expenses	223.3	198.1	398.7	265.8
Total operating expenses	1,818.6	1,448.2	6,224.9	5,154.0
OPERATING INCOME	626.6	674.3	3,132.0	2,887.5
OTHER INCOME (EXPENSE):
Interest income	12.0	11.5	40.4	39.7
Interest expense	(224.1)	(196.1)	(870.9)	(793.5)
Loss on retirement of long-term obligations	(12.5)	—	(38.2)	(71.8)
Other income (expense) (including foreign currency gains (losses) of $135.8, $(63.7), $557.9 and $(216.4), respectively)	126.5	(70.0)	566.1	(240.8)
Total other expense	(98.1)	(254.6)	(302.6)	(1,066.4)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	528.5	419.7	2,829.4	1,821.1
Income tax provision	(87.3)	(58.1)	(261.8)	(129.6)
NET INCOME	441.2	361.6	2,567.6	1,691.5
Net loss (income) attributable to noncontrolling interests	12.2	3.5	0.1	(0.9)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$453.4	$365.1	$2,567.7	$1,690.6
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$1.00	$0.82	$5.69	$3.81
Diluted net income attributable to American Tower Corporation common stockholders	$0.99	$0.82	$5.66	$3.79
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	455,502	444,293	451,498	443,640
DILUTED	457,131	446,347	453,294	446,104

_______________
(1)Property costs of operations, Services costs of operations and selling, general, administrative and development expense include stock-based compensation expense in aggregate amounts of $21.5 million and $119.5 million for the three and twelve months ended December 31, 2021, respectively, and $21.8 million and $120.8 million for the three and twelve months ended December 31, 2020, respectively.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	Twelve Months Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$2,567.6	$1,691.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	2,332.6	1,882.3
Stock-based compensation expense	119.5	120.8
Loss on early retirement of long-term obligations	38.2	71.8
Other non-cash items reflected in statements of operations	(340.1)	549.5
Increase in net deferred rent balances	(465.6)	(322.0)
Right-of-use asset and Operating lease liability, net	(32.7)	(10.9)
Unearned revenue(1)	743.8	60.7
Increase in assets	(224.9)	(91.1)
Increase (decrease) in liabilities	81.5	(71.2)
Cash provided by operating activities	4,819.9	3,881.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(1,376.7)	(1,031.7)
Payments for acquisitions, net of cash acquired	(19,303.9)	(3,799.1)
Proceeds from sales of short-term investments and other non-current assets	14.3	19.6
Payment for investments in equity securities	(25.0)	—
Deposits and other	(0.9)	26.6
Cash used for investing activities	(20,692.2)	(4,784.6)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	12,856.9	8,230.4
Proceeds from issuance of senior notes, net	6,761.6	7,925.1
Proceeds from term loans	7,347.0	1,940.0
Repayments of notes payable, credit facilities, senior notes, secured debt, term loans and finance leases(2)	(13,178.1)	(13,875.4)
Contributions from noncontrolling interest holders	3,078.2	—
Distributions to noncontrolling interest holders	(223.2)	(12.3)
Purchases of common stock	—	(56.0)
Proceeds from stock options and employee stock purchase plan	96.8	98.1
Distributions paid on common stock	(2,271.0)	(1,928.2)
Proceeds from the issuance of common stock, net	2,361.8	—
Payment for early retirement of long-term obligations	(74.0)	(68.2)
Deferred financing costs and other financing activities(3)	(155.8)	(176.5)
Purchases of redeemable noncontrolling interests	(175.7)	(861.7)
Cash provided by financing activities	16,424.5	1,215.3
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	(70.3)	(28.7)
NET INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	481.9	283.4
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	1,861.4	1,578.0
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$2,343.3	$1,861.4
CASH PAID FOR INCOME TAXES, NET	$225.2	$146.3
CASH PAID FOR INTEREST	$791.2	$762.3
_______________
(1)Reflects benefits of a non-recurring advance payment received from a customer in Q3 2021.
(2)Twelve months ended December 31, 2021 and December 31, 2020 include $5.4 million and $9.2 million of finance lease payments, respectively.
(3)Twelve months ended December 31, 2021 and December 31, 2020 include $35.2 million and $36.9 million of perpetual land easement payments, respectively.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

As a result of the CoreSite Acquisition, the Company updated its reportable segments to add a Data Centers segment. The Data Centers segment is within its property operations. The Company will now report its results in seven segments – U.S. & Canada property (which includes all assets in the United States and Canada, other than the Company’s data center facilities and related assets), Asia-Pacific property, Africa property, Europe property, Latin America property, Data Centers and Services. The Company believes this change provides greater visibility into its operating segments and aligns its reporting with management’s current approach of allocating costs and resources, managing growth and profitability and assessing the operating performance of its business segments. This change applies to its business operations results beginning with the fourth quarter of 2021 and had no impact on the Company’s consolidated financial statements for any prior year periods. Historical financial information has not been adjusted as the amounts attributable to data center assets were insignificant, as prior to the fourth quarter of 2021, the Company owned one data center.

	Three Months Ended December 31, 2021
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$1,232	$372	$306	$264	$188	$1,131	$16	$2,378	$67	$2,445
Segment operating expenses	226	121	178	91	83	474	6	705	30	736
Segment Gross Margin	$1,007	$251	$128	$173	$105	$657	$10	$1,673	$37	$1,710
Segment SG&A(3)	51	25	20	19	16	80	3	133	4	137
Segment Operating Profit	$956	$226	$108	$154	$89	$577	$7	$1,540	$33	$1,573
Segment Operating Profit Margin	78%	61%	35%	58%	47%	51%	45%	65%	49%	64%

Growth Metrics
Revenue Growth	1.2%	14.3%	10.8%	10.8%	350.8%	28.1%	N/A	13.3%	193.4%	15.2%
Total Tenant Billings Growth	3.2%	16.0%	5.5%	14.7%	247.4%	27.1%	N/A	11.7%
Organic Tenant Billings Growth	(0.5)%	7.4%	1.3%	7.3%	6.6%	5.7%	N/A	1.7%

Revenue Components(4)
Prior-Year Tenant Billings	$1,032	$216	$151	$166	$35	$568	$—	$1,600
Colocations/Amendments	34	9	11	11	3	34	—	68
Escalations	29	12	3	7	0	23	—	52
Cancellations	(67)	(6)	(12)	(7)	(1)	(26)	—	(93)
Other	(2)	1	(0)	1	(0)	1	—	(1)
Organic Tenant Billings	$1,026	$232	$153	$178	$37	$601	$—	$1,627
New Site Tenant Billings	39	19	6	12	84	122	—	161
Total Tenant Billings	$1,065	$250	$160	$190	$122	$722	$—	$1,787
Foreign Currency Exchange Impact(5)	0	(7)	(2)	(3)	(3)	(15)	—	(15)
Total Tenant Billings (Current Period)	$1,065	$244	$158	$188	$119	$708	$—	$1,772

Straight-Line Revenue	134	3	1	2	1	7	—	142
Pre-paid Amortization Revenue	36	1	—	0	2	3	—	39
Other Revenue	(3)	25	6	2	2	35	16	48
International Pass-Through Revenue	—	101	143	75	62	382	—	382
Foreign Currency Exchange Impact(6)	(0)	(2)	(2)	(3)	2	(5)	—	(5)
Total Property Revenue (Current Period)	$1,232	$372	$306	$264	$188	$1,131	$16	$2,378
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended December 31, 2020
	Property							Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Total Property
Segment revenues	$1,217	$326	$276	$239	$42	$882	$2,100	$23	$2,123
Segment operating expenses(2)	208	99	172	76	7	354	563	9	572
Segment Gross Margin	$1,009	$226	$105	$163	$35	$528	$1,537	$14	$1,551
Segment SG&A(2)	45	25	7	38	7	78	123	5	128
Segment Operating Profit	$964	$201	$97	$125	$27	$450	$1,415	$9	$1,423
Segment Operating Profit Margin	79%	62%	35%	52%	65%	51%	67%	38%	67%

Growth Metrics
Revenue Growth	10.7%	(1.4)%	(6.2)%	58.8%	21.9%	9.0%	10.0%	49.7%	10.3%
Total Tenant Billings Growth	4.5%	11.9%	2.8%	57.9%	9.2%	18.7%	9.4%
Organic Tenant Billings Growth	4.0%	7.2%	(0.1)%	9.4%	2.6%	5.2%	4.4%

Revenue Components(3)
Prior-Year Tenant Billings	$987	$224	$153	$108	$30	$514	$1,501
Colocations/Amendments	27	8	14	8	1	31	57
Escalations	31	10	3	5	0	19	50
Cancellations	(15)	(3)	(17)	(3)	(1)	(24)	(39)
Other	(3)	1	(0)	(0)	0	0	(2)
Organic Tenant Billings	$1,027	$240	$152	$118	$31	$541	$1,568
New Site Tenant Billings	5	11	4	53	2	69	75
Total Tenant Billings	$1,032	$250	$157	$171	$33	$611	$1,642
Foreign Currency Exchange Impact(4)	—	(34)	(5)	(5)	2	(42)	(42)
Total Tenant Billings (Current Period)	$1,032	$216	$151	$166	$35	$568	$1,600

Straight-Line Revenue	129	7	2	5	1	14	143
Pre-paid Amortization Revenue	31	1	—	0	2	3	33
Other Revenue	26	31	(5)	12	3	41	67
International Pass-Through Revenue	—	88	133	59	0	281	281
Foreign Currency Exchange Impact(5)	—	(17)	(4)	(4)	1	(24)	(24)
Total Property Revenue (Current Period)	$1,217	$326	$276	$239	$42	$882	$2,100
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)Excludes stock-based compensation expense.
(3)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(4)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(5)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Twelve Months Ended December 31, 2021
	Property								Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Data Centers(2)	Total Property
Segment revenues	$4,920	$1,465	$1,199	$1,006	$496	$4,166	$23	$9,110	$247	$9,357
Segment operating expenses	854	458	724	346	194	1,723	9	2,585	97	2,682
Segment Gross Margin	$4,067	$1,007	$475	$659	$302	$2,444	$14	$6,524	$151	$6,675
Segment SG&A(3)	177	104	73	72	42	292	6	474	16	491
Segment Operating Profit	$3,890	$903	$402	$587	$260	$2,152	$8	$6,050	$134	$6,184
Segment Operating Profit Margin	79%	62%	34%	58%	52%	52%	35%	66%	54%	66%

Growth Metrics
Revenue Growth	8.9%	16.5%	5.2%	13.0%	231.7%	21.2%	N/A	14.5%	181.3%	16.4%
Total Tenant Billings Growth	7.0%	13.5%	3.8%	14.2%	151.3%	19.1%	N/A	11.3%
Organic Tenant Billings Growth	2.9%	7.7%	(0.3)%	8.1%	5.0%	5.5%	N/A	3.8%

Revenue Components(4)
Prior-Year Tenant Billings	$4,081	$849	$601	$640	$130	$2,221	$—	$6,302
Colocations/Amendments	129	34	48	40	8	130	—	260
Escalations	122	45	12	27	2	85	—	207
Cancellations	(124)	(17)	(61)	(19)	(3)	(100)	—	(225)
Other	(8)	3	(1)	4	0	6	—	(2)
Organic Tenant Billings	$4,201	$915	$599	$692	$136	$2,342	$—	$6,543
New Site Tenant Billings	168	49	25	39	190	303	—	471
Total Tenant Billings	$4,369	$964	$624	$731	$326	$2,645	$—	$7,014
Foreign Currency Exchange Impact(5)	0	(5)	1	4	5	5	—	5
Total Tenant Billings (Current Period)	$4,369	$959	$625	$735	$331	$2,650	$—	$7,019

Straight-Line Revenue	425	14	5	14	6	40	—	465
Pre-paid Amortization Revenue	133	2	—	1	7	11	—	144
Other Revenue	(7)	127	19	0	20	167	23	183
International Pass-Through Revenue	—	364	548	256	130	1,298	—	1,298
Foreign Currency Exchange Impact(6)	(0)	(1)	1	(1)	2	1	—	1
Total Property Revenue (Current Period)	$4,920	$1,465	$1,199	$1,006	$496	$4,166	$23	$9,110

_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)For additional details related to the Data Centers segment, please refer to the supplemental disclosure package available on the Company’s website.
(3)Excludes stock-based compensation expense.
(4)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(5)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(6)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Twelve Months Ended December 31, 2020
	Property							Services	Total
	U.S. & Canada	Latin America	Asia-Pacific	Africa	Europe	Total International(1)	Total Property
Segment revenues	$4,517	$1,257	$1,139	$890	$150	$3,437	$7,954	$88	$8,042
Segment operating expenses(2)	808	393	661	298	28	1,380	2,188	37	2,224
Segment Gross Margin	$3,709	$865	$478	$593	$122	$2,057	$5,766	$51	$5,817
Segment SG&A(2)	162	93	97	94	23	308	470	15	485
Segment Operating Profit	$3,547	$772	$381	$498	$99	$1,749	$5,296	$37	$5,332
Segment Operating Profit Margin	79%	61%	33%	56%	66%	51%	67%	42%	66%

Growth Metrics
Revenue Growth	7.8%	(6.2)%	(6.4)%	52.5%	11.1%	4.9%	6.5%	(23.8)%	6.1%
Total Tenant Billings Growth	5.0%	12.1%	3.0%	57.8%	5.5%	18.4%	9.7%
Organic Tenant Billings Growth	4.6%	7.2%	(0.2)%	9.1%	2.2%	5.1%	4.8%

Revenue Components(3)
Prior-Year Tenant Billings	$3,885	$892	$613	$424	$121	$2,051	$5,936
Colocations/Amendments	134	35	69	25	4	133	268
Escalations	124	39	14	20	2	75	199
Cancellations	(67)	(14)	(84)	(7)	(3)	(107)	(174)
Other	(12)	4	(1)	1	0	4	(8)
Organic Tenant Billings	$4,065	$957	$612	$463	$124	$2,156	$6,221
New Site Tenant Billings	16	44	20	206	4	273	289
Total Tenant Billings	$4,081	$1,000	$632	$669	$128	$2,429	$6,510
Foreign Currency Exchange Impact(4)	—	(151)	(30)	(29)	2	(208)	(208)
Total Tenant Billings (Current Period)	$4,081	$849	$601	$640	$130	$2,221	$6,302

Straight-Line Revenue	281	19	8	14	2	42	323
Pre-paid Amortization Revenue	120	2	—	1	6	9	130
Other Revenue	34	109	25	27	9	170	204
International Pass-Through Revenue	—	350	532	220	1	1,103	1,103
Foreign Currency Exchange Impact(5)	—	(71)	(27)	(12)	1	(109)	(109)
Total Property Revenue (Current Period)	$4,517	$1,257	$1,139	$890	$150	$3,437	$7,954
_______________
(1)Total International reflects the Company’s international operations excluding Canada.
(2)Excludes stock-based compensation expense.
(3)All components of revenue, except those labeled current period, have been translated at prior-period foreign currency exchange rates.
(4)Reflects foreign currency exchange impact on all components of Total Tenant Billings.
(5)Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, totals may not add due to rounding.)

The reconciliation of Adjusted EBITDA to net income and the calculation of Adjusted EBITDA Margin are as follows:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income	$441.2	$361.6	$2,567.6	$1,691.5
Income tax provision	87.3	58.1	261.8	129.6
Other (income) expense	(126.5)	70.0	(566.1)	240.8
Loss on retirement of long-term obligations	12.5	—	38.2	71.8
Interest expense	224.1	196.1	870.9	793.5
Interest income	(12.0)	(11.5)	(40.4)	(39.7)
Other operating expenses	223.3	198.1	398.7	265.8
Depreciation, amortization and accretion	643.9	481.2	2,332.6	1,882.3
Stock-based compensation expense	21.5	21.8	119.5	120.8
Adjusted EBITDA	$1,515.3	$1,375.4	$5,982.8	$5,156.4
Total revenue	2,445.2	2,122.5	9,356.9	8,041.5
Adjusted EBITDA Margin	62%	65%	64%	64%

The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are as follows:
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Net income	$441.2	$361.6	$2,567.6	$1,691.5
Real estate related depreciation, amortization and accretion	576.8	430.1	2,093.5	1,674.1
Losses from sale or disposal of real estate and real estate related impairment charges(1)	132.8	187.5	197.7	241.8
Dividend to noncontrolling interest	(2.6)	(7.9)	(2.6)	(7.9)
Adjustments for unconsolidated affiliates and noncontrolling interests	(43.2)	(15.7)	(102.9)	(88.7)
Nareit FFO attributable to AMT common stockholders	$1,105.0	$955.6	$4,753.3	$3,510.8
Straight-line revenue	(141.3)	(143.1)	(465.6)	(322.0)
Straight-line expense	9.3	13.8	52.7	51.6
Stock-based compensation expense	21.5	21.8	119.5	120.8
Deferred portion of income tax and other income tax adjustments	(16.8)	(2.2)	36.6	(16.7)
Non-real estate related depreciation, amortization and accretion	67.1	51.1	239.1	208.2
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	12.7	8.9	40.1	33.3
Payment of shareholder loan interest(2)	—	—	—	(63.3)
Other (income) expense(3)	(126.5)	70.0	(566.1)	240.8
Loss on retirement of long-term obligations	12.5	—	38.2	71.8
Other operating expense(4)	90.5	10.6	201.0	24.0
Capital improvement capital expenditures	(76.6)	(64.4)	(170.4)	(150.3)
Corporate capital expenditures	(4.3)	(2.2)	(8.0)	(9.3)
Adjustments for unconsolidated affiliates and noncontrolling interests	43.2	15.7	102.9	88.7
Consolidated AFFO	$996.3	$935.6	$4,373.3	$3,788.4
Adjustments for unconsolidated affiliates and noncontrolling interests(5)	(38.2)	(12.2)	(96.8)	(24.9)
AFFO attributable to AMT common stockholders	$958.1	$923.4	$4,276.5	$3,763.5
Divided by weighted average diluted shares outstanding	457,131	446,347	453,294	446,104
Consolidated AFFO per Share	$2.18	$2.10	$9.65	$8.49
AFFO attributable to AMT common stockholders per Share	$2.10	$2.07	$9.43	$8.44
_______________
(1)Included in these amounts are impairment charges of approximately $127 million and $174 million for the three and twelve months ended December 31, 2021, respectively, and $181 million and $223 million for the three and twelve months ended December 31, 2020, respectively.
(2)Twelve months ended December 31, 2020 relates to the payment of capitalized interest associated with the acquisition of MTN Group Limited’s redeemable noncontrolling interests in each of our joint ventures in Ghana and Uganda. This long-term deferred interest payment was previously expensed but excluded from Consolidated AFFO.
(3)Three and twelve months ended December 31, 2021 include (gains) on foreign currency exchange rate fluctuations of ($135.8 million) and ($557.9 million), respectively. Three and twelve months ended December 31, 2020 include losses on foreign currency exchange rate fluctuations of $63.7 million and $216.4 million, respectively.
(4)Primarily includes integration and acquisition-related costs.
(5)Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders as well as the other line items included in the calculation of Consolidated AFFO.